Exhibit 4(c)
                                SECOND AMENDMENT
                              UTILICORP UNITED INC.
                    SUPPLEMENTAL CONTRIBUTORY RETIREMENT PLAN

      THIS AMENDMENT is made this 23rd day of August, 1999, by UtiliCorp United Inc. ("UCU").

      WHEREAS, UCU adopted the UtiliCorp United Inc. Supplemental Contributory Retirement Plan (the "Plan") effective as of January 1, 1995, to provided specified benefits to a select group of management and highly compensated employees; and

      WHEREAS, UCU amended and restated the Plan in its entirety effective as of January 1, 1998 (the "Restated Plan"); and

      WHEREAS, the Restated Plan was thereafter amended by adoption of the first amendment thereto dated August 4, 1998; and

      WHEREAS, UCU now desires to further amend the Restated Plan to increase the number of measuring investments offered under the plan and to reflect certain administrative changes resulting from the transfer of the record keeping functions to American Century Services, Inc.

      NOW, THEREFORE, effective as of October 1, 1999, the Plan is amended as follows:

      A. The definition of "Quarterly Installment Method" under Section 1.29 is amended to read in its entirety as follows:

           1.29 "Quarterly Installment Method" shall be a quarterly installment payment over the number of calendar quarters selected by the Participant in accordance with this Plan. The amount of such installments shall be redetermined on a quarterly basis by dividing the Participant's remaining Account Balance by the remaining number of installment payments. In no event shall any quarterly installment exceed the Participant's Account Balance at the time of distribution.

      B. Section 3.7 is amended to read in its entirety as follows:

           3.7 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

           (a) Election of Measurement Funds for Deferral Accounts. Each Participant, in connection with his or her initial deferral election in accordance with Section 3.2 above, shall elect, in a manner designated by and acceptable to the Committee, one or more Measurement Fund(s) (as described in Section 3.7(c) below) to be used to determine the additional amounts to be credited to his or her Deferral Account balance for the first regularly scheduled payroll period in which the Participant commences participation in the Plan and continuing thereafter for


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          each subsequent payroll period in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Each Participant may elect in the manner and at the time(s) designated by and acceptable to the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Deferral Account balance, or to change the portion of his or her Deferral Account balance allocated to each previously or newly elected Measurement Fund. Any election that is made in accordance with the previous sentence shall be effective as soon as administratively practicable following the acceptance of such election by the Committee.

          (b) Proportionate Allocation. In making any election described in
          Section 3.7(a) above, the Participant shall specify, in increments of one percentage point (1%), the percentage of his or her Deferral Account balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Deferral Account balance).

          (c) Measurement Funds for Deferral Accounts. The "Measurement Funds" to be used to determine the additional amounts to be credited to a Participant's Deferral Account balance shall be determined by the Committee in its sole discretion. The Committee may from time to time discontinue, substitute or add a Measurement Fund, provided that any such action to discontinue or substitute any Measurement Fund may only take effect following at least thirty (30) days advance written notice of such change to the Participants.

          (d) Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the investment performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the investment performance of each Measurement Fund, as determined by the Committee in its sole discretion, as though (i) such Participant's Deferral Account balance was invested in the applicable Measurement Fund(s) selected by the Participant; (ii) such Participant's Company Matching Account and Discretionary Contribution Account balances were invested in UtiliCorp United Inc. Common Stock; (iii) the portion of the Participant's Annual Deferral Amount that was actually deferred on any regularly scheduled payment date was invested in the applicable Measurement Fund(s) selected by the Participant, no later than the close of business on the second business day immediately following such regularly scheduled payment date; (iv) the Annual Company Matching and Discretionary Contribution Amounts (if any) attributable to a Participant for any Plan Year were invested in UtiliCorp United Inc. Common Stock as of the same date(s) such Amounts would have been credited under the 401(k) Plan had such Amounts been credited as a matching or discretionary contribution to the 401(k) Plan; and (v) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the applicable Measurement Fund(s), no earlier than the fifth business


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          day preceding the date the Company pays such Participant his or her benefit in accordance with the other provisions of this Plan.

          (e) No Actual Investment. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustee of the Trust, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

          (f) Investment of Company Matching and Discretionary Contribution Amounts. Notwithstanding any other provisions in this Plan that may be interpreted to the contrary, a Participant's Annual Company Matching and Discretionary Contribution Amounts shall be deemed invested in UtiliCorp United Inc. Common Stock at all times such amounts are credited to his or her Account Balance.

     C.   Section 5.2 is amended to read its entirety as follows:

          5.2 Payment of Retirement Benefits. A Participant in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive his or her Retirement Benefit in a lump sum or pursuant to a Quarterly Installment Method over 2 to 15 years. The Participant may annually change his or her election to an alternative payout method by submitting a new Election Form to the Committee, provided, however, the Committee will only honor a Participant's new election if it is submitted to the Committee at least 13 months prior to the Participant's Retirement date. In the event that a Participant Retires before his or her attainment of age 62, the Participant may file a written request with the Committee requesting that the lump sum payment not be made, or installment payments not commence, until after the Participant reaches age sixty-five (65), provided that any such Election Form is submitted at least 13 months prior to the Participant's Retirement date and is accepted by the Committee in its sole discretion. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after

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               the date the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

     D.   Section 5.3 is amended to read in its entirety as follows:

           5.3 Death Prior to Completion of Retirement Benefit If a Participant dies after Retirement but before his or her Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit shall be paid to his or her Beneficiary as follows: (i) if the Participant elected to receive his or her Retirement Benefit pursuant to the Quarterly Installment Method, then the Beneficiary shall receive such benefits over the remaining number of quarters and in the same amounts as such benefits would have been paid to the Participant had the Participant survived; or (ii) if the Participant elected to receive his or her Retirement Benefit in the form of a lump sum payment, then the Beneficiary shall receive such benefits in a lump sum payment at the same time that the Participant would have received such payment had the Participant survived. Notwithstanding the foregoing, a Beneficiary may elect, prior to the time that benefits would otherwise be paid pursuant to the preceding sentence, a complete withdrawal of the benefits to which he or she is entitled in accordance with Section 4.2.

      E. Except as set forth herein, all other provisions of the Plan shall remain in effect.





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                                 SIGNATURE PAGE


      IN WITNESS WHEREOF, this Amendment is adopted as of the day and year first written above.

                          UTILICORP UNITED INC.


                          By:  /s/ Dale J. Wolf
                          Title:   Vice President/Finance

ATTEST:

/s/ Nancy J. Browning, Assistant Secretary


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